EXHIBIT 10.31
PURCHASE AGREEMENT
This purchase agreement (the “Purchase Agreement”), dated as of March 17, 2006, is made by and between Lions Gate Films Inc. (“Lions Gate”), a Delaware corporation and Icon International, Inc. (“Icon”), a Connecticut corporation.
In consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending legally and equitably to be bound, hereby agree as follows:
1. Sale of Products: Purchase Price
1.1. On the date hereof, Lions Gate hereby sells and transfers title to Icon and Icon hereby purchases and accepts title to the products set forth on Exhibit 1 attached hereto (the “Products”).
1.2. As full consideration for the Products, Icon shall pay to Lions Gate $650,000.00, in immediately available funds, by wire transfer to the following account:

JP Morgan Chase
1111 Fannin, 10th Floor
Houston, TX 77002
(713)750-7923
Attn: Pearl Esparza
ABA #021000021
Account Name: Lions Gate Entertainment Inc.
Account #323-514405
2. Terms and Conditions Relating to the Resale of the Products
Icon hereby appoints Lions Gate and its duly authorized officers as its agent, and Lions Gate hereby agrees to act as agent for Icon, with full power and authority in Icon’s name, place and stead to do any and all things necessary to arrange for the resale or destruction of the Products, as it would do for itself in the ordinary course of business. In consideration for the foregoing, Lions Gate shall retain any and all cash proceeds received by Lions Gate from the sale of the Products. For the avoidance of doubt, nothing contained herein shall require Lions Gate to deliver the Products to Icon.
3. Indemnification: Insurance
Lions Gate shall defend, indemnify and hold Icon harmless from and against any claims made against Icon with respect to any of the Products; provided such claims are not the result of Icon’s gross negligence or willful misconduct and; further provided that Lions Gate is given prompt written notice of the assertion of any such claim.
4. Representations and Warranties
4.1. Icon represents and warrants that: (i) it is a corporation duly organized, validly existing and in good standing under the laws of the state of Connecticut; (ii) it has full power and authority to enter into and perform this Purchase Agreement in accordance with its terms; (iii) the execution, delivery and performance of this Purchase Agreement by Icon have been duly authorized by all requisite corporate action of Icon; and (iv) this Purchase Agreement is a valid and binding obligation of Icon, enforceable in accordance with its terms.
4.2. Lions Gate represents and warrants that: (i) it is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation; (ii) it has full power and authority to enter into and perform this Purchase Agreement in accordance with its terms; (iii) the execution, delivery and performance of this Purchase Agreement by Lions Gate have been duly authorized by all requisite corporate action of Lions Gate; (iv) this Purchase Agreement is a valid and binding obligation of Lions Gate, enforceable in accordance with its terms; (v) the Products are new, fully packaged in unopened original factory cartons; (vi) to the best knowledge of the Purchaser, there is no pending or threatened litigation against Lions Gate or the manufacturer of the Products with respect to the Products; and (vii) it has transferred to Icon good and marketable title to the Products, free and clear of all claims, liens or encumbrances and subject only to the terms and conditions of this Purchase Agreement.
5. Relationship of Parties
This Purchase Agreement does not in any way create the relationship of principal and agent between Lions Gate and Icon. Icon shall not act or attempt to act, or represent itself directly or by implication, as agent of Lions Gate or in any manner assume or create, or attempt to assume or create, any obligation on behalf of or in the name of Lions Gate and will not make any representations, on behalf of or in the name of Lions Gate, with respect to the Products, except such as may be expressly authorized by Lions Gate in writing, or as set forth in literature prepared or authorized by Lions Gate.
6. Assignment
Neither party may assign its obligations under this Purchase Agreement without the prior written consent of the other party.
7. Miscellaneous
7.1 This Purchase Agreement contains a complete statement of all arrangements between the parties with respect to its subject matter, and cannot be changed or terminated orally. There are no representations, warranties, or arrangements other than those set forth within this Purchase Agreement or any Exhibit attached hereto or thereto.
7.2 All notices and other communications under this Purchase Agreement shall be in writing and shall be considered given when delivered by hand against receipt or mailed by registered mail, return receipt requested, to the parties at the following addresses (or at such other address as a party may designate by notice to the other).

If to Lions Gate:	Lions Gate Films Inc.
2700 Colorado Avenue, Suite 200
Santa Monica, CA 90404
Attn: Mr. Wayne Levin, General Counsel

If to Icon:	Icon International, Inc.
107 Elm Street
4 Stamford Plaza/15th Floor
Stamford, CT 06902

Attention: John P. Kramer, President
7.3 This Purchase Agreement shall be governed by and construed in accordance with the laws of the state of New York applicable to agreements made and to be performed in New York. Any dispute or controversy arising under or in connection with this Purchase Agreement shall be settled by arbitration to be held in New York, New York in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction, and the parties consent to the jurisdiction of the New York courts for this purpose. The Arbitration shall interpret the Purchase Agreement as drafted, and only in the event of silence, look to the laws of New York.
7.4 The provisions set forth in any Exhibit hereto or other attachments to this Purchase Agreement are hereby incorporated herein as if fully set forth herein and to the extent of any conflict between the provisions of this Purchase Agreement and any Exhibit or attachment hereto, the provisions of this Purchase Agreement shall govern.
7.5 Both Lions Gate and Icon acknowledge that during the term of this Purchase Agreement, each party may obtain access to confidential and proprietary information, trade secrets, customer lists, media information, media pricing and financial information (the “Confidential Information”) of the other party. The parties acknowledge that each party would be irreparably damaged by the disclosure of the Confidential Information to others. Therefore, the parties agree to keep secret and confidential and not to disclose the Confidential Information of each other without the prior written consent of the other party. The parties’ agreement not to disclose the Confidential Information shall survive the expiration of this Purchase Agreement.
7.6 This Purchase Agreement may be executed by fax and in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
Agreed to:

Lions Gate Films Inc.
By:	/s/ Wayne Levin
	Name:	Wayne Levin
	Title:	GC

Icon International, Inc.
By:	/s/ Clavence V. Lee III
	Name:	Clavence V. Lee III
	Title:	EVP/CFO

Exhibit 1
Dear Santa — Holiday Music Collection Volume 1 CD
Any VHS and/or DVD inventory Lions Gate elects to provide to Icon

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